Exhibit 99.1

FOR IMMEDIATE RELEASE
July 21, 2004	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Quarterly Results

Elizabethtown, Kentucky, July 21, 2004 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share of $0.53 for the three months ended June 30, 2004, compared to $0.52 for the three months ended June 30, 2003.  Diluted net income per share for the six months ended June 30, 2004 was $1.02, compared to $1.05 for the six months ended June 30, 2003.

The Company’s emphasis on commercial lending continued to produce positive results for the year generating a $38 million, or 14% increase in commercial loans to $311 million at June 30, 2004, compared to $273 million at December 31, 2003.  This favorable trend has resulted in an annual compound growth rate of 38% over the past three years.

During the second quarter, the Company opened its second new full-service facility in its growing Louisville metropolitan market of Jefferson County.  The facility represents the Company’s new prototype branch with a retail-focused design, including an internet café.  The facility is the Company’s second full service facility opened in Jefferson County this year.  The branch replaces its former location inside a Wal-Mart super store.

“We are delighted to offer our customers this second full-service facility in Jefferson County,” noted President and Chief Executive Officer, B. Keith Johnson.  “We have over $95 million in commercial real estate loans and $10 million in retail deposits with our customers in this county.  We believe these facilities will allow us to more effectively support these relationships and allow us to develop a larger presence within this county in the future.  While we fully anticipate these facilities to significantly enhance the value of our franchise in the near future, the additional expense in operating these new facilities will continue to place pressure on earnings for the next few quarters.”

Non-interest expense increased $683,000, or 16% to $5.0 million for the quarter ended June 30, 2004, and $1.1 million, or 13% to $9.5 million for the six months ended June 30, 2004, compared to the same periods a year ago.  Nevertheless, the Company’s efficiency ratio was 60%, indicating an operationally efficient financial institution.  The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts.  Compared to the first quarter a year ago, seventeen retail staff positions were added for the expansions in Jefferson County, coupled with an expanded facility in Hardin County, Kentucky.  Additional increases in staff have taken place during 2003 to continue the transformation to a stronger retail sales culture and to provide expanded products and services to our retail and commercial customers.

Net interest margin increased to 3.69% for the three months ended June 30, 2004, and 3.65% for the six months ended June 30, 2004, compared to 3.63% for the three months ended June 30, 2003, and 3.64% for the six months ended June 30, 2003, resulting in an increase in net interest income of $68,000 and $14,000 for the respective three and six month periods ending June 30, 2004.  An increasing interest rate environment is expected to positively impact net interest margin due to the growth in adjustable rate commercial loans coupled with a decrease in residential fixed rate loans in the Company’s loan portfolio.  Net interest margin has increased slightly in each of the last two quarters.

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News Release

First Financial Service Corporation

July 21, 2004

Provision for loan loss expense decreased $161,000, or 38% to $259,000 for the quarter ended June 30, 2004, and $100,000, or 13% to $648,000 for the six months ended June 30, 2004, compared to the same periods in 2003.  The decrease in provision expense is due to a lower volume of commercial loan growth during the respective periods in 2004.

Non-interest income increased $379,000, or 20% to $2.3 million for the quarter ended June 30, 2004, and $432,000, or 12% for the six months ended June 30, 2004, compared to the respective periods a year ago.  The growth in non-interest income was due to an increase in customer service fees on deposit accounts, brokerage and insurance commissions, and the sale of three lots during the second quarter.  These lots were held for development through the Company’s wholly-owned subsidiary, First Federal Office Park, which still has five other properties for sale in this development.  Secondary mortgage market closing fees decreased for the respective three and six months ended, resulting from a decline in refinancing activity.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

First Tennessee Securities	Knight Securities, LP

Goldman, Sachs & Company	Sandler O’Neill

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Spear, Leeds & Kellogg

Howe Barnes Investments, Inc.	Stifel Nicolaus & Company

Keefe, Bruyette & Woods, Inc.	Trident Securities

News Release

First Financial Service Corporation

April 21, 2004

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Financial Condition

	(Unaudited)
(Dollars In Thousands, Except Share Data)	June 30, 2004	December 31, 2003

ASSETS
Cash and due from banks	$25,219	$28,030
Federal funds sold	—	20,000
Cash and cash equivalents	25,219	48,030

Securities available-for-sale	4,023	4,009
Securities held-to-maturity, fair value of $41,183 Jun (2004) and $30,919 Dec (2003)	41,908	30,929
Total securities	45,931	34,938

Loans held for sale	1,231	1,021
Loans receivable, net of unearned fees	580,221	554,700
Allowance for loan losses	(5,822)	(5,568)
Net loans receivable	575,630	550,153

Federal Home Loan Bank stock	6,702	6,570
Cash surrender value of life insurance	7,209	7,067
Premises and equipment, net	17,104	15,466
Real estate owned:
Acquired through foreclosure	568	387
Held for development	446	446
Other repossessed assets	60	62
Goodwill	8,384	8,384
Accrued interest receivable	1,948	1,931
Other assets	2,487	2,901

TOTAL ASSETS	$691,688	$676,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$34,694	$28,632
Interest bearing	491,633	500,530
Total deposits	526,327	529,162

Advances from Federal Home Loan Bank	95,865	78,283
Subordinated debentures	10,000	10,000
Accrued interest payable	390	416
Accounts payable and other liabilities	764	1,027
Deferred income taxes	1,130	1,126

TOTAL LIABILITIES	634,476	620,014

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 3,645,438 shares Jun (2004), and 3,705,438 shares Dec (2003)	3,645	3,705
Additional paid-in capital	8,226	9,726
Retained earnings	44,534	42,092
Accumulated other comprehensive income, net of tax	807	798

TOTAL STOCKHOLDERS’ EQUITY	57,212	56,321
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$691,688	$676,335

News Release

First Financial Service Corporation

July 21, 2004

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income

(Dollars In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Interest Income:
Interest and fees on loans	$9,021	$9,451	$18,129	$19,089
Interest and dividends on investments and deposits	419	520	862	1,006
Total interest income	9,440	9,971	18,991	20,095

Interest Expense:
Deposits	2,528	3,113	5,253	6,358
Federal Home Loan Bank advances	923	932	1,851	1,855
Subordinated debentures	124	129	248	257
Total interest expense	3,575	4,174	7,352	8,470

Net interest income	5,865	5,797	11,639	11,625
Provision for loan losses	259	420	648	749
Net interest income after provision for loan losses	5,606	5,377	10,991	10,876

Non-interest Income:
Customer service fees on deposit accounts	1,268	1,133	2,403	2,133
Gain on sale of mortgage loans	244	431	462	838
Brokerage and insurance commissions	116	101	228	197
Gain on sale of real estate held for development	371	—	376	—
Other income	262	217	563	432
Total non-interest income	2,261	1,882	4,032	3,600

Non-interest Expense:
Employee compensation and benefits	2,657	2,433	5,055	4,669
Office occupancy expense and equipment	482	379	891	747
Marketing and advertising	213	150	352	298
Outside services and data processing	551	464	1,065	931
Bank franchise tax	207	141	419	282
Other expense	906	766	1,673	1,450
Total non-interest expense	5,016	4,333	9,455	8,377

Income before income taxes	2,851	2,926	5,568	6,099
Income taxes	925	976	1,803	2,027
Net Income	$1,926	$1,950	$3,765	$4,072

Shares applicable to basic income per share	3,645,438	3,715,065	3,671,152	3,858,713
Basic income per share	$0.53	$0.52	$1.03	$1.06

Shares applicable to diluted income per share	3,659,274	3,754,950	3,688,193	3,877,278
Diluted income per share	$0.53	$0.52	$1.02	$1.05

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